CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 22, 2014, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 33 (included in Van Kampen Unit Trusts, Municipal Series 1073) as of April 30, 2014, and for the period from May 18, 2012 (date of deposit) through April 30, 2013 and for the year ended April 30, 2014 and the financial highlights for the period from May 18, 2012 (date of deposit) through April 30, 2013 and for the year ended April 30, 2014, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-179355) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 22, 2014